Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED TO CONSTRUCT 12 TANKS AT CUSHING, OKLAHOMA

TERMINALLING FACILITY

TULSA, OK – December 21, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary Matrix Service Inc., has executed an Engineering, Fabrication and Construction (EFC) contract with SemCrude, L.P. for the construction of 12 above ground storage tanks (AST) in Cushing, Oklahoma. Matrix Service Inc.’s work on this project is expected to be approximately $27 million.

The scope of work will entail the construction of 12 tanks, which will have the capacity to hold approximately 3.4 million barrels at SemCrude’s crude oil storage and terminalling facility. It is anticipated that the tankage will become fully operational in the summer of 2008.

Michael J. Bradley, president and CEO of Matrix Service, said, “We are pleased to have been selected to construct the additional tankage for SemCrude. SemCrude is part of SemGroup, L.P., which was named No. 5 on Forbes 2006 list of America’s Largest Private Companies, and SemCrude continues to increase its more than 34 million barrels of owned and/or leased storage. Matrix Service looks forward to working on this project to assist SemCrude with their expansion plans.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com